Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SACHEM ACQUISITION CORP.

ARTICLE I

INCORPORATOR

I, Carla Chow, whose post office address is c/o Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., One South Street, 27th Floor, Baltimore, Maryland 21202, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is: Sachem Acquisition Corp.

ARTICLE III PURPOSE

The purposes for which the Corporation is formed are: (a) to engage in any businesses, transactions and activities as are permitted under Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, including without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and (b) to do any and all things necessary, convenient or incidental to the foregoing.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in this State is One South Street, 27th Floor, Baltimore, Maryland 21202. The name and post office address of the resident agent of the Corporation in this State are NQ Resident Agent Services LLC, One South Street, 27th Floor, Baltimore, Maryland 21202.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

5.1     Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one (1), which number may be increased or decreased by the Board of Directors pursuant to the bylaws of the Corporation (the "Bylaws") but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The name of the initial director who shall serve on the Board of Directors until his successor is duly elected and qualified is: John L. Villano.

5.2     Majority Approval; Extraordinary Actions. Except as otherwise set forth in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

5.3    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Articles of Incorporation (as the same may be amended from time to time, the “Charter”) or the Bylaws.

5.4     Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

5.5     REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for federal income tax purposes, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

5.6     Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

6.1     Authorized Shares. The Corporation has authority to issue 100,000,000 shares of stock, consisting of 90,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

6.2     Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

6.3    Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

6.4     Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

6.5     Distributions. The Board of Directors from time to time may authorize and the Corporation may pay to its stockholders such dividends or other distributions in cash or other property, including in shares of one class of the Corporation’s stock payable to holders of shares of another class of stock of the Corporation, as the Board of Directors in its discretion shall determine.

6.6     Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

7.1     Definitions. Capitalized terms used, but not otherwise defined herein, have the meanings ascribed in this Section 7.1:

"Aggregate Share Ownership Limit" means five percent (5%) in value or number of shares, whichever is more restrictive, of the outstanding Capital Stock of the Corporation, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2(h).

"Beneficial Ownership" means ownership of Capital Stock by a Person, whether the interest in Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have the correlative meanings.

"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

"Capital Stock" mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

"Charitable Beneficiary" means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3(g) hereof, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

"Charitable Trustee" means the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

"Constructive Ownership" means ownership of Capital Stock by a Person, whether the interest in Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have the correlative meanings.

"Excepted Holder" means a Person for whom an Excepted Holder Limit is created by these Articles or the Board of Directors pursuant to Section 7.2(g)(i) hereof.

"Excepted Holder Limit" means, provided that the Excepted Holder agrees to comply with the requirements established by the Charter or Board of Directors pursuant to Section 7.2(g) hereof and subject to adjustment pursuant to Section 7.2(h) hereof, the percentage limit established for an Excepted Holder by the Charter or the Board of Directors pursuant to Section 7.2(g) hereof.

"Initial Date" means the date of issuance of Common Stock pursuant to the initial underwritten public offering of Common Stock.

"Market Price" on any date means, with respect to any class or series of outstanding Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sales price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock are listed or admitted to trading or, if such Capital Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

"NYSE" means The New York Stock Exchange, Inc.

"Person" means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity and also includes a "group" as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

"Prohibited Owner" means, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 7.2(a)(i) hereof, would Beneficially Own or Constructively Own Capital Stock in violation of the provisions of Section 7.2(a)(i) hereof, and if appropriate in the context, also means any Person who would have been the record owner of Capital Stock that the Prohibited Owner would have so owned.

"Restriction Termination Date" means the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership, and Transfers of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

"Transfer" means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock or the right to vote or receive dividends or distributions on Capital Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), pledge, security interest or similar right to acquire Capital Stock, (b) any disposition of any securities or rights convertible or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interest in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned, or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

"TRS" means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

7.2     Capital Stock.

(a)    Ownership Limitations. From and after the date the Board determines the Corporation will make an election to be taxed as a REIT for federal income tax purposes until the Restriction Termination Date, or as otherwise set forth below, and subject to Section 7.4 hereof:

(i)       Basic Restrictions.

 (A)  No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Capital Stock in excess of the Aggregate Share Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B)   No Person shall Beneficially Own or Constructively Own Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(C)   Any Transfer of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(D)   No Person shall Beneficially own or Constructively Own Capital Stock to the extent such Beneficial or Constructive Ownership would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(E)   No Person shall Beneficially or Constructively Own Capital Stock to the extent that such Beneficial or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any "eligible independent contractor" (as defined in Section 856(d)(9)(A) of the Code) that operates a "qualified health care property" (as defined in Section 856(e)(6)(D)(i) of the Code) on behalf of a TRS failing to qualify as such.

  (ii)    Transfer in Trust. If any Transfer of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in violation of Section 7.2(a)(i)(A), (B), (C), (D) or (E):

(A)  then that number of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i)(A), (B), (C), (D) or (E) hereof (rounded up to the nearest whole share) shall be automatically transferred without further action by the Corporation or any other party to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3(a) hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Capital Stock; or

(B)   if the transfer to the Charitable Trust described in clause (A) of this Section 7.2(a)(ii) would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A), (B), (C), (D) or (E), then the Transfer of that number of Capital Stock that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B), (C), (D) or (E) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(C)   To the extent that, upon transfer of Capital Stock pursuant to this Section 7.2(a)(ii), a violation of Section 7.2(a)(i) would nonetheless be continuing (for example, where the ownership of Capital Stock by a single Charitable Trust would result in the Capital Stock being Beneficially Owned by less than one hundred (100) persons (determined under the principles of Section 856(a)(5) of the Code)), then Capital Stock shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of Section 7.2(a)(i).

(b)   Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Capital Stock in violation of Section 7.2(a)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer in violation of Section 7.2(a)(i) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(c)    Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Beneficial or Constructive Ownership of Capital Stock that will or may violate Section 7.2(a)(i) hereof, or any Person who would have owned Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2(a)(ii) hereof, shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation status as a REIT.

(d)    Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i)    Every owner of five percent (5%) or more (or such lower percentage as required by the Code or Treasury Regulations promulgated thereunder) in number or value of the outstanding Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Capital Stock of each class and/or series Beneficially Owned and a description of the manner in which such shares are held; provided, that a shareholder of record who holds outstanding Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends or distributions on such Capital Stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Capital Stock of such Actual Owner with respect to which the shareholder of record is nominee. Each such owner shall provide to the Corporation such information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with Section 7.2(a)(i) hereof and the Aggregate Share Ownership Limit.

(ii)    Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Share Ownership Limit.

(e)    Remedies Not Limited. Subject to Section 5.5 and Section 7.4 hereof, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.

(f)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. If Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (acting in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2(a) hereof) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 7.2(a) hereof, such remedies (as applicable) shall apply first to the Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Capital Stock based upon the relative number of Capital Stock held by each such Person.

(g)    Exceptions.

(i)    Subject to Section 7.2(a)(i)(B), the Board of Directors, in its sole discretion, may waive or exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

(A)   the Board of Directors obtains such representations, covenants and undertakings from such Person as are reasonably necessary in order to ascertain that no individual's Beneficial or Constructive Ownership of such Capital Stock will violate Section 7.2(a)(i)(B);

(B)  such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation that would cause the Corporation to own, actually or Constructively, more than a nine and nine tenths percent (9.9%) interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings form such Person as are reasonably necessary to ascertain this fact; and

(C)   such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2(a)(1)(A) through 7.2(a)(1)(E)) will result in such Capital Stock being automatically transferred to a Charitable Trust in accordance with Sections 7.2(a)(ii) and Section

7.3.

(ii)    Prior to granting any waiver or exception pursuant to Section 7.2(g)(i), the Board of Directors may require that such Person provide a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such an exception.

(iii) Subject to Section 7.2(a)(i)(B), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may beneficially own Capital Stock (or securities convertible or exchangeable for Capital Stock) in excess of the Aggregate Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(iv)   The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.

(v)   Sachem Sponsor LLC, a New York limited liability company (or its successor) is hereby granted an Excepted Holder Limit of twenty percent (20%) as an Excepted Holder.

(h)    Change in Aggregate Share Ownership Limit and Excepted Holder Limits.

(i)    The Board of Directors may from time to time increase or decrease the Aggregate Share Ownership Limit or any Excepted Holder Limit; provided, however, that a decreased Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership interest of Capital Stock is in excess of such decreased Aggregate Share Ownership Limit until such time as such Person's percentage of Capital Stock equals or falls below the decreased Aggregate Share Ownership Limit, but until such time as such Person's percentage of Capital Stock falls below such decreased Aggregate Share Ownership Limit, any further acquisition of Capital Stock in excess of such decreased Aggregate Share Ownership Limit will be in violation of the Aggregate Share Ownership Limit and, provided further, that the new Aggregate Share Ownership Limit would not allow five (5) or fewer individuals (including any entity treated as an individual under Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(ii)   Prior to any modification of the Aggregate Share Ownership Limit and/or any Excepted Holder Limit pursuant to this Section 7.2(h), the Board of Directors may, in its sole discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine and ensure the Corporation's status as a REIT.

(i)     Legend. Each certificate, if any, for Capital Stock shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

7.3     Transfer of Capital Stock to Charitable Trust.

(a)    Ownership in Charitable Trust. Upon any purported Transfer or other event described in Section 7.2(a)(ii) that would result in a transfer of Capital Stock to a Charitable Trust, such Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(a)(ii). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3(g).

(b)   Status of Capital Stock Held by the Charitable Trustee. Capital Stock held by the Charitable Trustee shall continue to be issued and outstanding Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Capital Stock held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Capital Stock held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transfer of such Capital Stock.

(c)    Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such Capital Stock to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Capital Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date the Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (1) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Capital Stock have been transferred to the Charitable Trustee and (2) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of shareholders.

(d)    Sale of Capital Stock by Charitable Trustee. Within 20 days of receiving notice from the Trust that Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Capital Stock in the Charitable Trust to a person, designated by the Charitable Trust, whose ownership of the Capital Stock will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary as provided in this Section 7.3(e). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Capital Stock or, if the Prohibited Owner did not give value for the Capital Stock in connection with the event causing the Capital Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Capital Stock on the day of the event causing the Capital Stock to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Capital Stock held in the Charitable Trust. Any nets sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Capital Stock have been transferred to the Charitable Trustee, such Capital Stock are sold by a Prohibited Owner, then (1) such Capital Stock shall be deemed to have been sold on behalf of the Charitable Trust and (2) to the extent that the Prohibited Owner received an amount for such Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.03(e), such excess shall be paid to the Charitable Trustee upon demand. Subject to Section 7.3(f), the Charitable Trustee shall have the right and power (but not the obligation) to offer any Capital Stock held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

(e)    Purchase Right in Capital Stock Transferred to the Charitable Trustee. Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (2) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Capital Stock held in the Charitable Trust pursuant to Section 7.3(e). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3(c). The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.

(f)    Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (1) Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary and (2) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

7.4     NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

7.5     Enforcement. The Corporation is authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

7.6    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7.7     Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII AMENDMENTS

8.1     The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.6 and Article VII shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

9.1     Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

9.2     Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 23rd day of February 2021.

/s/ Carla Chow
Carla Chow

The undersigned hereby agrees to serve as the resident agent for                                    .

NQ RESIDENT AGENT SERVICES LLC

By:	/s/ Hillel Tendler
Hillel Tendler, Manager